Rule 10f-3 Transaction Exhibit
Nuveen Municipal Trust
Nuveen All-American Municipal Bond Fund
FILE #811-07873
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
6/4/08
Miami-Dade County Florida Miami International Airport Aviation Revenue Bonds Series 2008A and Series 2008B
$600,000,000
$2,035,920.00
Banc of America Securities LLC
Estrada Hinojosa & Company
J.P. Morgan Securities Inc.
Merrill Lynch & Co.
Rice Financial Products Company
Butler, Wick & Co., Inc.
Goldman, Sachs & Co.
Jackson Securities, LLC
Lehman Brothers
Loop Capital Markets
M.R. Beal & Company
Raymond James & Associates, Inc.
Siebert Brandford Shank & Co.
Wachovia Bank, National Association
Merrill Lynch, Pierce, Fenner & Smith Incorporated